Exhibit 5

DAY PITNEY LLP

Attorneys at Law

Mail To: P.O. Box 1945 Morristown, NJ 07962

Deliver To: 200 Campus Drive Florham Park, NJ 07932

T: (973) 966 6300 F: (973) 966 1015

info@daypitney.com

May 23, 2007

1st Constitution Bancorp

2650 Route 130

P.O. Box 634

Cranbury, New Jersey 08512

Re:	1st Constitution Bancorp - Registration Statement on Form S-8

We refer to the Registration Statement on Form S-8 (the “Registration Statement”) by 1st Constitution Bancorp, a New Jersey corporation (the “Company”), relating to 53,000 shares of the Company’s common shares, no par value (the “Securities”) to be offered pursuant to the Company’s 2006 Directors Stock Plan (the “Plan”).

In connection with our opinion, we have examined the Plan and the Registration Statement. We have also examined originals, or copies certified or otherwise identified to our satisfaction, of the Certificate of Incorporation and By-laws of the Company, as currently in effect, and relevant resolutions of the Board of Directors of the Company (the “Board”) and we have examined such other documents as we deemed necessary in order to express the opinion hereinafter set forth.

In our examination of such documents and records, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity with authentic original documents of all of the documents submitted to us as copies.

Based on the foregoing and in reliance thereon, and subject to the assumptions, qualifications, limitations and exceptions set forth herein, we are of the opinion that, when the Registration Statement has become effective under the Securities Act of 1933, as amended (the “Act”), and the Securities shall have been duly issued in the manner contemplated by the Registration Statement and the Plan, the Securities will be validly issued, fully paid and non-assessable.

Our opinion herein reflects only the application of applicable Federal laws of the United States of America and, to the extent required by the foregoing opinion, the corporate law of the State of New Jersey. The opinion set forth herein is made as of the date hereof and is subject to, and may be limited by, future changes in the factual matters set forth herein, and we undertake no duty to advise you of the same. The opinion expressed herein is based upon the law in effect (and published or otherwise generally available) on the date hereof, and we assume no obligation to revise or supplement such opinion should such law be changed by legislative action, judicial action or otherwise.

This opinion letter is being delivered by us solely for your benefit pursuant to the requirements of Item 601(b)(5) of Regulation S-K under the Act. We hereby consent to the filing of this opinion letter as Exhibit 5 to the Registration Statement. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

DAY PITNEY LLP